                                                                               .
                                                                               .
                                                                               .

PRICING SUPPLEMENT NO. 11, DATED: July 20, 2004                            RULE 424(b)(2)
to Prospectus Supplement Dated October 7, 2003       REGISTRATION STATEMENT NO. 333-73380
to Prospectus Dated November 28, 2001



                                     KEYCORP


                                   $325,000,000

                   [X] SENIOR MEDIUM-TERM NOTES, SERIES G
                   [ ] SUBORDINATED MEDIUM-TERM NOTES, SERIES F


[X]   Floating Rate Notes                         [ ]  ___% Fixed Rate Notes
[X]   Book-Entry Notes                            [ ]  Certificated Notes


Original Issue Date: July 23, 2004
Maturity Date: July 23, 2007
Issue Price: 99.825%
Paying Agent: Deutsche Bank Trust Company Americas
Authenticating Agent: Deutsche Bank Trust Company Americas


OPTION TO ELECT REDEMPTION:      [ ] Yes    [X] No      OPTION TO EXTEND MATURITY:            [ ] Yes [X] No
Redemption Date(s):                                     Extended Maturity Dates:
Initial Redemption Percentage:                          Notice of Extension Date(s):
Annual Redemption Percentage Reduction:

OPTION TO ELECT REPAYMENT:       [ ] Yes    [X] No      SPECIFIED CURRENCY (NOT U.S. DOLLARS):[ ] Yes  [X] No
Repayment Date(s):                                      Authorized Denominations:
Repayment Price(s):                                     Exchange Rate Agency:

Repurchase Price (if any):  N/A                         Optional Interest Rate Reset:         [ ] Yes  [X] No
Amortization Schedule (if any):  N/A                    Optional Interest Rate Reset Dates:   [ ] Yes  [X] No
Sinking Fund Defeasance:         [ ] Yes    [X] No      Optional Extension of Maturity:       [ ] Yes  [X] No
                                                        Length of Extension Period:           [ ] Yes  [X] No
Minimum Denominations:           [X]$1,000 [ ] Other:


                              FIXED RATE NOTES ONLY

Interest Computation Period:

Interest Payment Dates:

Regular Record Dates if other than May 31 and November 30:

                            FLOATING RATE NOTES ONLY

                                   BASE RATE:

[ ]    CD Rate                       [ ]   Treasury Rate
[ ]    Commercial Paper Rate         [ ]   CMT Rate
[ ]    Federal Funds Rate            [ ]   11th District Cost of Funds Rate
[X]    LIBOR                         [ ]   Other (specify):
[ ]    Prime Rate

 Initial Interest Rate: 3 month LIBOR on July 21,      Interest Determination Date: Two London business days prior
      2004 + 20 basis points                                to each Interest Reset Date

 Index Maturity: 3 month LIBOR                         Interest Reset Period: Quarterly

 Spread (Plus or minus): +20 basis points              Interest Reset Dates: Quarterly on the 23rd day of each of
                                                            January, April, July and October

 Maximum Interest Rate: N/A                            Interest Payment Dates: Quarterly on the 23rd day of each of
                                                            January, April, July, and October, commencing on
                                                            October 25, 2004

 Minimum Interest Rate: N/A                            Calculation Date: N/A

 Total Amount of OID: N/A                              Calculation Agent: KeyBank National Association

 Yield to Maturity: N/A                                Spread Multiplier: N/A

 Initial Accrual Period OID                            Telerate Page: 3750
    and Designated Method: N/A
                                                       Other Terms (if any):


AGENT:  [X] Citigroup Global Markets Inc.              Agent's Discount or Commission: 0.175% ($568,750)
        [ ] Banc of America Securities LLC             Trade Date: July 20, 2004
        [ ] Bear, Stearns & Co. Inc.                   Proceeds to KeyCorp: $324,431,250
        [ ] Credit Suisse First Boston Corporation
        [ ] Deutsche Bank Securities Inc.
        [ ] Goldman, Sachs & Co.
        [ ] HSBC Securities (USA), Inc.
        [ ] J.P. Morgan Securities Inc.
        [ ] Lehman Brothers Inc.
        [X] KeyBanc Capital Markets,
               a division of McDonald Investments Inc.
        [ ] Morgan Stanley & Co. Incorporated
        [X] UBS Securities LLC
        [X] Other: Wachovia Capital Securities, LLC

[ ]  Acting as Agent       Agent is acting as Agent for the sale of Notes by
                           KeyCorp at a price of  % of the principal amount

[X]  Acting as Principal   [X] Agent is purchasing Notes from KeyCorp as
                               Principal for resale to investors and other
                               purchasers at:

                                [ ] a fixed public offering price of % of the
                                    Principal amount

                                    [X] varying prices related to prevailing
                                        market prices at the time of resale to
                                        be determined by such Agent
